EX-3.(I)
                              Articles of Incorporation

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REFERENCE 3.1 ARTICLES OF INCORPORATION

                          ARTICLES OF INCORPORATION OF
                              PR Specialists, Inc.

The undersigned, for the purpose of forming a corporation under the laws of the State of Delaware do hereby adopt the following articles of incorporation:

ARTICLE ONE - NAME AND MAILING ADDRESS

     The name of the corporation is PR Specialists, Inc and the mailing address of this corporation is 6041 Pomegranate Lane Woodland Hills, California 91367.

ARTICLE TWO - CORPORATE DURATION

The duration of the corporation is perpetual.

ARTICLE THREE - PURPOSE

This corporation is organized to engage in any lawful trade or business that can, in the opinion of the board of directors of the corporation, be advantageously carried on.

ARTICLE FOUR - CAPITAL STOCK

The aggregate number of shares which the corporation is authorized to issue is 25,000,000 which are divided into 20,000,000 common shares, par value $0.001 and 5,000,000 shares of Preferred Stock, par value $0.001 per share.

ARTICLE FIVE - REGISTERED OFFICE AND AGENT

The street address of the initial registered office of the corporation is 15 East North Street in the City of Dover, County of Kent, Delaware, and the name of its initial registered agent at such address, is Incorporating Services Inc.

ARTICLE SIX  - DIRECTORS

The number of directors constituting the initial board of directors of the corporation is one. The number of directors may be either increased or decreased from time to time by the Bylaws, but shall never be less than one (1). The name and address of each person who is to serve as a member of the initial board of directors is: Bryan Eggers 6041 Pomegranate Lane Woodland Hills, California 91367

ARTICLE SEVEN - INCORPORATORS

The name and address of the person signing these Articles of  Incorporation  is:
Bryan Eggers 6041 Pomegranate Lane Woodland Hills, California 91367

ARTICLE EIGHT - INDEMNIFICATION

The corporation shall indemnify any officer or director, or any former officer or director, to the full extent permitted by law.

ARTICLE NINE - AMENDMENT

This corporation reserves the right to amend or repeal any provisions contained in these Articles of Incorporation, or any amendment thereto, and any right conferred upon the shareholders is subject to this reservation.

Executed by the undersigned at on March 21, 2000.

/s/ Bryan Eggers
Bryan Eggers

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